FIRST AMENDMENT TO COAL MINING LEASE AND SUBLEASE

THIS FIRST AMENDMENT TO COAL MINING LEASE AND SUBLEASE ("First Amendment") is made and entered this 25th day of July, 2003, to be effective as of December 19, 2002, by and between Fieldcrest Resources LLC, a Delaware limited liability company, having its principal offices at 2550 East Stone Drive, Suite 200, Kingsport, TN 37660 (the "Lessor"), and Peabody Natural Resources Company, a Delaware general partnership, having its principal offices at 701 Market Street, Suite 718, St. Louis, Missouri 63101 ("PNRC").

WITNESSETH:

WHEREAS, Lessor and Gallo Finance Company, a Delaware corporation ("Lessee"), entered into a Coal Mining Lease and Sublease ("Lease") dated December 19, 2002; and

WHEREAS, Lessee and PNRC entered into an Assignment of Leasehold Interest dated December 19, 2002 in which Lessee assigned its right, title and interest in the Lease to PNRC; and

WHEREAS, in the due course of PNRC's mining of the Coal Reserves, PNRC has and will continue, from time to time, to mine coal reserves which are not located with the Coal Reserves, but which are located at the boundaries of the Coal Reserves in the Cleary Member of the Genesee Formation within the permit boundary of the Lee Ranch Mine ("Out-of-Bounds Reserves"); and

WHEREAS, Lessor and PNRC desire that the provisions of the Lease operate in a manner that is reflective of the intention of the parties at the time the Lease was originally entered; and

WHEREAS, Lessor and PNRC wish to amend the Lease as set forth below;

NOW THEREFORE, in consideration of the premises and of the mutual covenants hereinafter contained, the parties hereto agree as follows:

I. AMENDMENT OF RECITAL

The second WHEREAS clause of the Lease shall be deleted and replaced with the following clause:

"WHEREAS, PNRC has assigned to Lessor portions of certain leased coal reserves in the Cleary Member of the Genesee Formation in certain tracts of land in McKinley County, New Mexico pursuant to those two certain New Mexico State Land Office Coal Mining Leases, dated September 22, 1989 and November 14, 1989, respectively, between the State of New Mexico and PNRC (as assignee of Cerrillos Land Company) (together, the "State Leases"), which portions are more fully described in Exhibit B hereto (the "Leased Coal Reserves" and, together with the Fee Coal Reserves, the "Coal Reserves"); and"

II. AMENDMENT OF ARTICLE 3

Article 3 of the Lease shall be deleted and replaced with the following:

"ARTICLE 3

ROYALTIES

Section 3.1 Minimum and Contingent Advance Royalties.

(a) Minimum Rental Payments.

Lessee will pay to Lessor a recoupable monthly minimum rental payment (the "Minimum Rental Payment") in the amount of $166,666.67 commencing on the 25th day of the month immediately following the month during which this Lease was executed and delivered and continuing each month thereafter (it being acknowledged that the first Minimum Rental Payment shall be that amount equal to (x) $166,666.67 times (y) a fraction the numerator of which is the number of days remaining in the month during which this Lease is executed and the denominator of which is 31) until the earlier to occur of the twelve-year anniversary of the date hereof, the date on which Lessee has paid to Lessor Production Royalty Payments (as defined in Section 3.2 hereof) or Contingent Advance Royalty Payments (as defined in Section 3.1(b) hereof) with respect to 80 million tons of Coal Reserves, or (3) the date on which the remaining Coal Reserves are insufficient to allow for recoupment of the Minimum Rental Payments and Contingent Advance Royalty Payments which have been paid but not recouped (the "Minimum Period"); provided, however, that in the event that the remaining Coal Reserves (whether or not mineable and/or merchantable) are in an amount insufficient to allow for recoupment of the full Minimum Rental Payment and Contingent Advance Royalty Payment, then the Minimum Rental Payment and Contingent Advance Royalty Payment for the applicable month shall be prorated in proportion to the ratio of tons of Coal Reserves remaining (whether or not mineable and/or merchantable) to the tons necessary for recoupment of the full Minimum Rental Payment and Contingent Advance Royalty Payment. All Minimum Rental Payments shall be paid on the 25th day of each calendar month during the Minimum Period and shall be recouped against Production Royalty Payments as set forth in Section 3.2. Subject to Section 3.2, Lessee's obligation to pay Minimum Rental Payments during the Minimum Period shall be absolute and shall not be subject to Force Majeure or any other contingency or event.

(b) Contingent Advance Royalty Payments.

Subject to Section 3.3, in the event that Lessee mines and sells Out-of-Bounds Reserves during the term of this Lease, Lessee shall pay to Lessor a Contingent Advance Royalty. The Contingent Advance Royalty for a month is (i) the number of tons of coal that were produced from the Out-of-Bounds Reserves and that the Lessee sells in that month ("Out-of-Bounds Tons") multiplied by (ii) the Production Royalty Rate for that month (as defined below). All Contingent Advance Royalty Payments shall be paid on the 25th day of each calendar month on Out-of-Bounds Tons during the preceding calendar month and shall be recouped against Production Royalty Payments as set forth in Section 3.3.

(c) Defined Terms.

      As of the date of this Lease, the Cumulative Out-of-Bounds Tons Balance is zero. As of the end of each month thereafter, the Cumulative Out-of-Bounds Tons Balance is equal to the prior month Cumulative Out-of-Bounds Tons Balance increased by the Out-of-Bounds Tons for such month.

      Minimum Tons for any month shall be the Minimum Rental Payment for that month (i.e. $166,666.67) divided by the Production Royalty Rate for that month.

      Production Tons for any month shall be the number of tons of coal mined by Lessee from the Coal Reserves and sold by Lessee in that month, reduced where applicable in accordance with Sections 3.2 and 3.3 below.

Section 3.2 Production Royalty Payments.

(a) Payment for Coal Mined. For all coal mined from the Coal Reserves by Lessee hereunder and sold by Lessee, Lessee shall pay to Lessor a royalty (a "Production Royalty Payment") in a fixed amount per ton of coal sold by Lessee, subject to Section 3.3 below, equal to the product of the Production Tons and Production Royalty Rate as follows:

Time Coal Sold	Production Royalty Rate
Commencement of Lease - December 31, 2003	$1.50
January 1, 2004 - December 31, 2004	$1.60
January 1, 2005 - December 31, 2005	$1.74
January 1, 2006 - December 31, 2006	$1.88
January 1, 2007 - December 31, 2007	$2.00
January 1, 2008 - December 31, 2008	$2.06
January 1, 2009 - December 31, 2009	$2.12
January 1, 2010 - December 31, 2010	$2.19
January 1, 2011 - December 31, 2011	$2.26
January 1, 2012 - December 31, 2012	$2.33
January 1, 2013 - December 31, 2013	$2.41
January 1, 2014 and thereafter	$2.48

In the event that the Production Tons in any month equal or exceed the Minimum Tons, no Minimum Rental Payment shall be due. In the event that the Production Tons in any month exceed the Minimum Tons and there exists a balance in the Cumulative Recoupable Tons (as defined below), the Production Tons for such month shall be reduced by all or a portion of the Cumulative Recoupable Tons. The resultant Production Tons for such month shall not be reduced to an amount less than the Minimum Tons for such month. The reduction shall be referred to as the "Reduction Amount." The "Cumulative Recoupable Tons" for any month shall be the aggregate total of the Recoupable Tons (as defined below) for all months preceding the current month less any Reduction Amount used to reduce the Production Tons for any months preceding the current month.

In the event that the Production Tons in any month are less than the Minimum Tons for such month, the Minimum Rental Payment shall be the excess of the Minimum Tons over the sum of the Production Tons and the Out-of-Bounds Tons for such month, multiplied by the Production Royalty Rate for that month. In the event that the sum of the Production Tons and the Out-of-Bounds Tons in any month is less than the Minimum Tons for such month, the excess of the Minimum Tons over the sum of the Production Tons and the Out-of-Bounds Tons for such month ("Recoupable Tons") shall be recoupable as provided above.

As of January 1 during each year of this Lease, the Cumulative Recoupable Tons Balance as of the end of the previous calendar year shall be adjusted by multiplying it by the quotient of the Production Royalty Rate for the previous calendar year divided by the Production Royalty Rate for the current calendar year.

Section 3.3 Recoupment. When the number of estimated recoverable tons contained in the Coal Reserves ("Remaining Tons") is equal to or less than the sum of the Cumulative Recoupable Tons Balance and the Cumulative Out-of-Bounds Tons Balance, the following provisions will apply in that month and in all months thereafter:

    No Contingent Advance Royalty Payments shall be due; and

    For purposes of calculating the Production Royalty Payment, the Production Tons for that month shall be reduced, but not to less than zero:

      first, by the Cumulative Recoupable Tons Balance, until it is reduced to zero, and thereafter, by the Cumulative Out-of-Bounds Tons Balance, until it is reduced to zero.

Section 3.4 Lessee to Keep Records. Lessee shall keep accurate records of truck scale weights and/or railroad car weights, whichever is or are applicable, which shall be taken as the basis for payment of Production Royalty Payments and Contingent Advance Royalty Payments. Lessee shall keep a true and correct record of all coal mined, removed and sold from the Coal Reserves and the Out-of-Bounds Reserves. Lessee shall keep a true and correct record of the produced but unsold inventory of coal mined from the Coal Reserves and the Out-of-Bounds Reserves at the end of each calendar year and shall deliver a copy of such record to Lessor by February 1st of each year during the term hereof. In addition, by February 1st of each year during the term hereof, Lessee shall provide Lessor with an estimate of the Remaining Tons at the end of each calendar year. In accordance with the provisions contained in Section 7.1, Lessee shall permit Lessor or its agents, at all reasonable times, to inspect the records, and perform other practical and reasonable investigations to check the accuracy of the weighing records of Lessee. Lessor, through its agents, may enter upon the Coal Reserves and the Out-of-Bounds Reserves at any time for the purpose of verifying the quantity of coal removed therefrom.

Section 3.5 Payment of Production Royalties and Contingent Advance Royalties. All Production Royalty Payments and Contingent Advance Royalty Payments shall be paid by Lessee to Lessor on or before the 25th day of each calendar month on all coal sold by Lessee from the Coal Reserves and the Out-of-Bounds Coal Reserves during the preceding calendar month (or any part thereof) during the term hereof. All Production Royalty Payments and Contingent Advance Royalty Payments shall be paid in immediately available funds by wire transfer to such account as Lessor may designate from time to time in writing. Any late payment of Production Royalty Payments or Contingent Advance Royalty Payments shall bear interest at the rate of 8% compounded annually. Contemporaneously with each payment of Production Royalty Payments and Contingent Advance Royalty Payments made hereunder, Lessee shall deliver to Lessor a statement from Lessee showing the following:

    the number of tons of coal sold from the Coal Reserves by Lessee during the preceding calendar month for which such Production Royalty Payment relates, and the computation of royalties payable on such coal so sold during such calendar month;

    the number of tons of coal sold from the Out-of-Bounds Reserves by Lessee during the preceding calendar month for which such Contingent Advance Royalty Payment relates, and the computation of royalties payable on such coal so sold during such calendar month;

    the Cumulative Recoupable Tons Balance at the end of the preceding calendar month; and

    the Cumulative Out-of-Bounds Tons Balance at the end of the preceding calendar month.

Section 3.6 Illustrative Chart. Attached as Exhibit C hereto is a chart prepared for the purpose of illustrating the provisions of this Article 3. The parties agree that in the event of a discrepancy between the provisions of Article 3 and Exhibit C, the provisions of Article 3 shall be controlling."

III. AMENDMENT OF ARTICLE 4

    Section 4.1(a) of the Lease shall be deleted and replaced with the following:

    "(a) Lessee shall fail to pay any Minimum Rental Payment, Production Royalty Payment or Contingent Advance Royalty Payment after the same is due hereunder and such failure shall continue for two business days after Lessor has given notice to Lessee; or"

    Subparagraph (i) of Section 4.2(b) of the Lease shall be deleted and replaced with the following:

"(i) Mandatory Sale for Breach. Lessor shall first notify (the "Breach Sale Notice") Lessee in writing that Lessor desires to sell, assign and transfer the then-remaining Coal Reserves to Lessee on account of such event of default, which notice shall include the purchase price (the "Breach Sale Price") payable for such remaining Coal Reserves which shall be computed as follows: the Breach Sale Price shall be the amount equal to (x) (i) 80 million tons (less any tons of Coal Reserves attributable to State Leases which are not transferred to Lessor) minus (ii) that number of tons of coal reserves with respect to which (A) Lessor has received Production Royalty Payments, (B) Lessor has received Contingent Advance Royalty Payments and (C) Production Royalty Payments or Contingent Advance Royalty Payments are outstanding prior to the Date of Termination, multiplied by (y) the Production Royalty Rate in effect on the Date of Termination. The Breach Sale Price shall be payable by not later than three business days after the date of the Breach Sale (the "Due Date") and, upon receipt of the Breach Sale Price, Lessor shall convey to Lessee or one of its affiliates by special warranty deed all of its interest in the Fee Coal Reserves and by assignment all of its interest in the Leased Reserves, the 2002 Assignment and the other coal rights leased hereunder."

IV. AMENDMENT OF ARTICLE 5

Section 5.1 of the Lease shall be deleted and replaced with the following:

"Section 5.1 Indemnification of Lessor. Lessee does hereby indemnify and hold Lessor, its parent, subsidiaries and other affiliates and its and their respective officers, directors, partners, employees, agents, successors and assigns (collectively, the "Indemnitees") harmless of, from and against, any and all claims, damages, demands, expenses, fines and liabilities (of any character or nature whatsoever, regardless of by whom imposed), and losses of every conceivable kind, character and nature whatsoever (including, but not limited to, claims for losses or damages to any property or injury to or death of any person) asserted by or on behalf of any person or entity arising out of, resulting from or in any way connected with Lessee's presence on the real property in which the Coal Reserves or the Out-Of-Bounds Reserves are situated or mining of the coal from the Coal Reserves or the Out-of-Bounds Reserves. Lessee also covenants and agrees, at its expense, to pay, and to indemnify and save the Indemnitees harmless of, from and against, all costs, reasonable attorneys' fees and expenses incurred by any Indemnitee in connection with any claim for which any Indemnitee is indemnified hereunder. The indemnification obligations under this Article 5 shall survive the termination of this Lease."

V. AMENDMENT OF ARTICLE 7

Article 7 of the Lease shall be amended by adding thereto Section 7.3 which shall state the following:

"Section 7.3 Out-of-Bounds Reserves. In the event that Lessee is mining Out-of-Bounds Reserves, Lessor shall have the same right to inspection, and Lessee shall have the same duties to furnish mine plans, with respect to those Out-of-Bounds Reserves as are provided in Sections 7.1 and 7.2 hereof with respect to Coal Reserves."

VI. AMENDMENT OF EXHIBIT A

Exhibit A of the Lease shall be deleted and replaced with the document entitled "Exhibit A - First Amendment" attached hereto.

VII. AMENDMENT OF EXHIBIT B

Exhibit B of the Lease shall be deleted and replaced with the document entitled "Exhibit B - First Amendment" attached hereto.

VIII. MISCELLANEOUS

All other provisions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by one of its duly authorized officers as of the date first above written.

FIELDCREST RESOURCES LLC
By: Penn Virginia Resource Partners, L.P., its sole member
By: /s/ KEITH D. HORTON
Name: Keith D. Horton

Title: President and COO
PEABODY NATURAL RESOURCES COMPANY,
By Gold Fields Mining Corporation, its General Partner
By: /s/ ROBERT L. REILLY
Name: Robert L. Reilly
Title: Vice President